Exhibit 99

UNITED RETAIL GROUP ANNOUNCES INVESTOR PRESENTATION

Rochelle Park, New Jersey, January 10, 2006 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced that Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, and George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, will be presenting at the 8th Annual ICR XChange Conference to be held at The Ritz-Carlton Hotel in Naples, Florida.

The investor presentation is scheduled for Thursday, January 12, 2006, at 2:50 p.m. EST. The presentation will be webcast live, and archived online, at www.icr-online.com/conference/X8/webcast.html.

Any previously undisclosed information about the Company contained in the presentations will be posted in the “Financial Information-Press Releases” section of the Company’s website at www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 507 AVENUE® stores with 2,219,000 square feet of selling space, as well as the AVENUE.COM® website at www.avenue.com.

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The Company cautions that any forward-looking statements made in the investor presentations will be summary in nature, involve risks and uncertainties and be subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in the investor presentations. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in the investor presentations or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability; and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

Contact:	George R. Remeta
Vice Chairman and Chief Administrative Officer
United Retail Group, Inc.
(201) 909-2110